UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2003

Commission file number: 000-31667

MFC DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	13-3579974 (I.R.S. Employer Identification No.)

271 North Avenue, Suite 520

New Rochelle, NY 10801

(Address of principal executive offices)

(914) 636-3432

(Telephone number)

Item 5. Other Events

The Company's Annual Report for the fiscal year ended February 28, 2002 (Form 10-K) reported that the Company had sold an office building in East Granby, Connecticut during fiscal 1996 and leased back a portion of the space, which was then subleased to a third party through August 31, 2002 (Note 4 of the financial statements). The Company remained obligated on its leaseback for a 42 month period from September 1, 2002 through February 28, 2006 (the Vacancy Period) for monthly rentals of $31,062. As a result, $850,000 of the gain recorded on the sale in 1996, representing the present value of the monthly rental for 42 months, was deferred. In fiscal 1998, Northwest Management Corp. ("NWM"), a shareholder of the Company signed an agreement to indemnify the Company for any payments made during the Vacancy Period in consideration for keeping any rentals from a new sublease which might be obtained during the Vacancy Period in excess of $31,062 per month. The president of NWM, Lester Tanner, also a shareholder, director and president of the Company, has the power to vote NWM shares, which are owned by his two children. From September 1, 2002 through January 31, 2003 the Company became obligated to pay, and did pay, the monthly rentals for the vacant space of $31,062, all of which were reimbursed to the Company by NWM pursuant to its indemnity agreement.

On February 1, 2003, the Company was released from its obligation under the 1996 leaseback, when NWM provided a substitute lease for the Vacancy Period at $31,062 per month, which was accepted by the owner of the property. The Company agreed with the owner to reduce, from 9% per annum to 7% per annum, the interest rate on the second mortgage that the Company holds on the property for the period from February 1, 2003 through March 1, 2006 and to defer principal payments during the same period. As a result of the termination of its leaseback, the Company will record a gain of around $790,000 in the fiscal year ending February 28, 2003. The Company estimates that its total net income for that fiscal year will be approximately $900,000, but the exact amount will be reported in its Form 10-K to be filed on or before May 29, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MFC DEVELOPMENT CORP.

February 11, 2003	/s/ VICTOR BRODSKY
Victor Brodsky Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)